8503 Hilltop Drive
Ooltewah, Tennessee  37363
(434) 238-4171

APPROVED BY:	Jeffrey I. Badgley
Co-Chief Executive Officer

For Immediate Release

CONTACT:	Miller Industries, Inc.
J. Vincent Mish, Chief Financial Officer
(423) 238-4171
Frank Madonia, General Counsel
(423) 238-4171
Financial Dynamics
Investor Contact: Eric Boyriven, Alexandra Tramont
(212) 850-5600

MILLER INDUSTRIES ENTERS INTO NEW SENIOR CREDIT FACILITY
AND REFINANCES JUNIOR CREDIT FACILITY

CHATTANOOGA, Tennessee, June 20, 2005 — Miller Industries, Inc. (NYSE: MLR) announced today that it has entered into a new $27.0 million senior secured credit facility with Wachovia Bank, National Association, and also has amended its existing junior credit facility.
The Company’s new senior facility replaces its previous senior secured credit facility. The new senior facility consists of a $20.0 million revolving credit facility, which has a three-year term, and a $7.0 million term loan, which has a five-year term. The new loans bear interest at rates equal to 2.0% above the applicable LIBOR rates. These rates reflect substantial reductions from the rates on the Company’s previous senior credit facility.
The amendment to the Company’s junior credit facility reflects an additional loan which increases the subordinated debt from $4.2 million to $10.0 million. The amended junior facility has a term of three years and three months, and will continue to bear interest at a rate equal to 9.0%. William G. Miller, the Company’s Chairman and Co-Chief Executive Officer, is the sole lender under the amended junior credit facility, as successor to Harbourside Investments, LLLP, an entity that he controlled until its liquidation and distribution in May 2005.
A portion of the proceeds from the new senior facility was used to repay Mr. Miller’s $12.0 million principal participation in the old senior facility. As a result, Mr. Miller no longer holds any of the Company’s senior debt. The refinancings and related transactions were approved by the Company’s Audit Committee, as well as the disinterested members of the Company’s Board of Directors, with Mr. Miller abstaining.

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MILLER INDUSTRIES ENTERS INTO NEW SENIOR CREDIT FACILITY AND REFINANCES JUNIOR CREDIT FACILITY	Page 2

Jeffrey I. Badgley, President and Co-Chief Executive Officer of Miller Industries, Inc., stated, “We are very pleased to have entered into this new senior loan with Wachovia, and to have restructured our junior facility. In recent years, we have focused heavily on enhancing our financial strength, and we believe that our new credit facilities, with their lower interest costs and increased borrowing capacity, will give us the flexibility needed to continue investing in the growth of our business.”

Miller Industries is the world’s largest manufacturer of towing and recovery equipment, and markets its towing and recovery equipment under a number of well-recognized brands, including Century, Vulcan, Chevron, Holmes, Challenger, Champion and Eagle.

Except for historical information contained herein, the matters set forth in this news release are forward-looking statements. The Company noted that forward looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including the risks and uncertainties discussed under the caption “Risk Factors” in the Company’s Form 10-K for fiscal 2004, which discussion is incorporated herein by this reference.

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